FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Fourth Quarter and Full Year 2022 Financial Results
Delivers 19th Consecutive Year of Domestic Same Store Sales Growth and
13.2% Increase in Unit Count in Fiscal Year 2022

Dallas, February 22, 2023 - (PR NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today announced financial results for the fiscal fourth quarter and fiscal year ended December 31, 2022, periods that benefited from a 53rd week as compared to fiscal 2021.

Highlights for the fiscal fourth quarter 2022 compared to the fiscal fourth quarter 2021:

▪System-wide sales increased 28.9% to $775.7 million
▪61 net new openings in the fiscal fourth quarter 2022
▪Domestic same store sales increased 8.7%
▪Domestic restaurant AUV of $1.6 million
▪Digital sales of 63.2%, an increase of 1.9% to the prior fiscal fourth quarter
▪Total revenue increased 45.6% to $104.9 million
▪Net income increased 155.2% to $17.6 million, or $0.59 per diluted share, compared to net income of $6.9 million, or $0.23 per diluted share in the prior fiscal fourth quarter
▪Adjusted EBITDA, a non-GAAP measure, increased 71.6% to $34.7 million, compared to adjusted EBITDA of $20.2 million in the prior fiscal fourth quarter

Highlights for the fiscal year 2022 compared to the fiscal year 2021:

▪System-wide sales increased 16.8% to $2.7 billion
▪System-wide restaurant count increased 13.2% to 1,959 worldwide locations with 228 net openings
▪Domestic same store sales increased 3.4%
▪Total revenue increased 26.6% to $357.5 million
▪Net income increased 24.1% to $52.9 million, or $1.77 per diluted share, compared to $42.7 million, or $1.42 per diluted share, in the prior fiscal year. Adjusted net income and adjusted earnings per diluted share, both non-GAAP measures, increased 37.3% to $55.4 million, or $1.85 per diluted share, compared to $40.3 million, or $1.35 per diluted share in the prior fiscal year
▪Adjusted EBITDA, a non-GAAP measure, increased 23.1% to $108.8 million, compared to adjusted EBITDA of $88.4 million in the prior fiscal year

Adjusted EBITDA, adjusted net income, adjusted earnings per diluted share, and cost of sales excluding pre-opening expenses are non-GAAP measures. Reconciliations of adjusted EBITDA, adjusted net income, adjusted earnings per diluted share, and cost of sales excluding pre-opening expenses to the most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States ("GAAP") are set forth in the schedule accompanying this release. See “Non-GAAP Financial Measures.”

“Wingstop delivered another record year in 2022 highlighted by 13.2% unit growth and an industry-leading 19th consecutive year of positive same store sales growth. We delivered 8.7% domestic same store sales growth over the prior fiscal fourth quarter, which was driven entirely by transaction growth,” said Michael Skipworth, President and Chief Executive Officer. “The combination of strong top-line growth and meaningful deflation in our business in 2022 has continued to strengthen our brand partners’ unit economics and positioned the brand for continued long term growth on our path to scaling Wingstop into a Top 10 Global Restaurant Brand.”

Key operating metrics for the fiscal fourth quarter 2022 compared to the fiscal fourth quarter 2021:

	Fiscal Quarter Ended
	December 31, 2022	December 25, 2021
Number of system-wide restaurants open at end of period	1,959	1,731
Number of domestic franchise restaurants open at end of period	1,678	1,498
Number of international franchise restaurants open at end of period	238	197
System-wide sales (in millions)	$776	$602
Domestic AUV (in thousands)	$1,606	$1,592
Domestic same store sales growth(1)	8.7%	7.5%
Company-owned domestic same store sales growth(1)	2.6%	5.3%
Net income (in thousands)	$17,596	$6,896
Adjusted net income (in thousands)	$18,059	$7,272
Adjusted EBITDA (in thousands)	$34,659	$20,198

(1) For the fiscal fourth quarter 2022, same store sales percentages were calculated excluding the 53rd week.

Fiscal fourth quarter 2022 financial results

Total revenue for the fiscal fourth quarter 2022 increased to $104.9 million from $72.0 million in the fiscal fourth quarter last year. Royalty revenue, franchise fees and other increased $14.0 million primarily due to domestic same store sales growth of 8.7%, 221 net franchise restaurant openings since December 25, 2021, and $3.0 million of additional revenue from the 53rd week. Advertising fees increased $13.5 million due to an increase in the national advertising fund contribution rate to 5% from 4% effective the first day of the fiscal second quarter 2022, a 28.9% increase in system-wide sales in the fiscal fourth quarter 2022, and $2.7 million of additional advertising fees from the 53rd week. Company-owned restaurant sales increased $5.3 million due to an increase of $3.1 million related to the increase in the number of company-owned restaurants compared to the prior year comparable period, a 2.6% increase in company-owned same store sales driven by an increase in transactions, and $1.5 million of additional sales from the 53rd week.
Cost of sales increased to $17.0 million from $14.4 million in the fiscal fourth quarter of the prior year, and included $0.1 million and $0.3 million in pre-opening expenses in the fiscal fourth quarter 2022 and 2021, respectively. As a percentage of company-owned restaurant sales, cost of sales (excluding pre-opening expenses) decreased to 75.8% from 84.7% in the prior year comparable period. The decrease was primarily driven by food, beverage and packaging costs benefiting from a 49.3% decrease in the cost of bone-in chicken wings as compared to the prior year period. This benefit was partially offset by the opening of eight restaurants in the New York City market since the prior year comparable period, which have higher rent and other operating costs.

Selling, general & administrative (“SG&A”) increased $0.3 million to $18.3 million from $18.0 million in the fiscal fourth quarter of the prior year. The increase in SG&A was primarily due to an increase of approximately $1.0 million related to the 53rd week and $0.9 million in headcount-related expenses to support the growth in our business. These increases were partially offset by a decrease of $0.7 million in stock-based compensation expense related primarily to stock awards forfeited during the fiscal fourth quarter.

Interest expense, net was $5.3 million in the fiscal fourth quarter of 2022, an increase of approximately $1.6 million, or 41.4%, compared to $3.8 million in the fiscal fourth quarter of the prior year. The increase was due to the securitized financing transaction completed in March 2022, which increased our outstanding debt by $250 million, as well as an estimated $0.4 million of additional interest expense related to the 53rd week.
Key Operating Metrics for the fiscal year 2022 compared to the fiscal year 2021:

	Fiscal Year Ended
	December 31, 2022	December 25, 2021
Number of system-wide restaurants open at end of period	1,959	1,731
Number of domestic franchise restaurants open at end of period	1,678	1,498
Number of international franchise restaurants open at end of period	238	197
System-wide sales (in millions)	$2,739	$2,345
Domestic AUV (in thousands)	$1,606	$1,592
Domestic same store sales growth(1)	3.4%	8.0%
Company-owned domestic same store sales growth(1)	1.0%	3.4%
Net income (in thousands)	$52,947	$42,658
Adjusted net income (in thousands)	$55,351	$40,323
Adjusted EBITDA (in thousands)	$108,808	$88,393

(1) For the fiscal year 2022, same store sales percentages were calculated excluding the 53rd week.

Fiscal year 2022 financial results

Total Revenue for fiscal year 2022 was $357.5 million, an increase of $75.0 million, or 26.6%, compared to $282.5 million in the prior fiscal year. Royalty revenue, franchise fees and other increased $27.9 million primarily due to 221 net franchise restaurant openings since December 25, 2021, same store sales growth of 3.4%, and $3.0 million due to additional revenue in the 53rd week. Advertising fees increased $37.5 million due to a 16.8% increase in system-wide sales during fiscal year 2022, an increase in the national advertising fund contribution rate to 5% from 4% effective the first day of the fiscal second quarter 2022, and $2.7 million of additional advertising fees from the 53rd week. Additionally, during the prior fiscal year, a $6.9 million non-recurring rebate of advertising surplus was returned to franchisees, reducing the revenue recognized in the prior fiscal year. Company-owned restaurant sales increased $9.6 million primarily due to an increase of $7.7 million related to the increase in the number of company-owned restaurants compared to the prior fiscal year, company-owned same store sales growth of 1.0%, which was driven by an increase in average ticket, and approximately $1.5 million of additional sales from the 53rd week.

Cost of sales increased to $63.4 million from $57.4 million in the prior fiscal year and included $0.9 million and $0.5 million in pre-opening expenses in the fiscal years 2022 and 2021, respectively. As a percentage of company-owned restaurant sales, cost of sales (excluding pre-opening expenses) decreased to 78.2% from 81.0% in the prior year comparable period. The decrease was primarily due to a 26.9% decrease in the cost of bone-in chicken wings as compared to the prior fiscal year. This benefit was partially offset by the opening of eight restaurants in the New York City market since the prior year comparable period, which have higher rent and other operating costs.

SG&A expense was $67.1 million in fiscal year 2022, an increase of $4.2 million, or 6.6%, compared to $62.9 million in the prior fiscal year. The increase in SG&A expense was primarily due to an increase of $4.0 million in headcount related expenses to support the growth in our business, an increase of $2.3 million in professional fees to support the Company’s strategic initiatives and approximately $1 million related to the 53rd week. These increases were partially offset by a decrease of $5.4 million in stock-based compensation expense primarily related to stock awards forfeited in fiscal year 2022.

Interest expense, net was $21.2 million in fiscal year 2022, an increase of $6.2 million, or 41.7%, compared to $15.0 million in the prior fiscal year. This increase was due to the securitized financing transaction completed in March

2022, which increased our outstanding debt by $250 million, as well as an estimated $0.4 million of additional interest expense related to the 53rd week.
Financial Outlook
The Company is reaffirming its three- to five-year outlook of mid-single digit domestic same store sales growth. Additionally, the Company expects the following for 2023, which is a 52-week fiscal year:
•Approximately 240 global net new units;
•SG&A of between $82.0 - $84.0 million;
•Stock-based compensation expense of between $11.5 - $12.5 million; and
•Depreciation and amortization of between $14.0 - $15.0 million.
Restaurant Development
As of December 31, 2022, there were 1,959 Wingstop restaurants system-wide. This included 1,721 restaurants in the United States, of which 1,678 were franchised restaurants and 43 were company-owned, and 238 franchised restaurants were in international markets. During the fiscal fourth quarter 2022, there were 61 net system-wide Wingstop restaurant openings.

Quarterly Dividend

In recognition of the Company’s strong cash flow generation and our commitment to returning value to stockholders, on February 21, 2023, our board of directors authorized and declared a quarterly dividend of $0.19 per share of common stock, resulting in a total dividend of approximately $5.7 million. This dividend will be paid on March 31, 2023 to stockholders of record as of March 10, 2023.

The following definitions apply to these terms as used in this release:

Domestic average unit volume (“AUV”) consists of the average annual sales of all restaurants that have been open for a trailing 52-week period or longer. This measure is calculated by dividing sales during the applicable period for all restaurants being measured by the number of restaurants being measured. Domestic AUV includes revenue from both company-owned and franchised restaurants. Domestic AUV allows management to assess our domestic company-owned and franchised restaurant economics. Changes in domestic AUV are primarily driven by increases in same store sales and are also influenced by opening new restaurants.

Domestic same store sales reflects the change in year-over-year sales for the same store restaurant base. We define the same store restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and permanent closures. We review same store sales for domestic company-owned restaurants as well as system-wide domestic restaurants. Domestic same store sales growth is driven by increases in transactions and average transaction size. Transaction size increases are driven by price increases or favorable mix shift from either an increase in items purchased or shifts into higher priced items.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees. This measure allows management to better assess changes in our royalty revenue, our overall store performance, the health of our brand and the strength of our market position relative to competitors. Our system-wide sales growth is driven by new restaurant openings as well as increases in same store sales.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense (benefit), and depreciation and amortization (EBITDA), further adjusted for losses on debt extinguishment and financing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on the disposal of assets, and stock-based compensation expense.

Adjusted net income is defined as net income adjusted for losses on debt extinguishment and refinancing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on the disposal of assets, and related tax adjustments that management believes are not indicative of the Company’s core operating results or business outlook over the long-term.

Adjusted earnings per diluted share is defined as adjusted net income divided by weighted average diluted share count.

We caution investors that amounts presented in accordance with our definitions above may not be comparable to similar measures disclosed by our competitors because not all companies and analysts calculate certain non-GAAP measurements in the same manner.

Conference Call and Webcast

The Company will host a conference call today to discuss the fiscal fourth quarter 2022 financial results at 10:00 AM Eastern Time. The conference call can be joined telephonically by dialing 1-877-259-5243 or 1-412-317-5176 (international) and asking for the Wingstop conference call. A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international) and entering the passcode 1996778. The replay will be available through Wednesday, March 1, 2023.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises more than 1,950 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and use of a best-in-class technology platform, all while offering classic and boneless wings, tenders, and chicken sandwiches, always cooked to order and hand sauced-and-tossed in fans’ choice of 11 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.

In fiscal year 2022, Wingstop’s system-wide sales increased 16.8% to approximately $2.7 billion, marking the 19th consecutive year of same store sales growth. With a vision of becoming a Top 10 Global Restaurant Brand, our system is comprised of independent franchisees, or brand partners, who account for approximately 98% of Wingstop’s total restaurant count of 1,959 as of December 31, 2022.

A key to this business success and consumer fandom stems from The Wingstop Way, which includes a core value system of being Authentic, Entrepreneurial, Service-minded, and Fun. The Wingstop Way extends to the brand’s environmental, social and governance platform as Wingstop seeks to provide value to all stakeholders.

Rounding out a strong year in 2022, the Company made Technomic 500’s “Fastest Growing Franchise” list, was ranked #16 on Entrepreneur Magazine’s “Franchise 500,” won Fast Casual’s Excellence in Food Safety award, and was named to Fast Company’s “The World’s Most Innovative Companies” list ranking #4 in the dining category. For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter, Instagram, Facebook, and TikTok. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the Securities and Exchange Commission (the “SEC”) concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Statements

This news release includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, trends, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “may,” “will,” “should,” “expect,” “intend,” “plan,” “position,” “outlook,” “guidance,” “anticipate,” “believe,” “think,” “estimate,” “seek,” “predict,” “could,” “project,” “potential” or, in each case, their negative or other variations or comparable terminology, although not all forward-looking statements are accompanied by such terms. Examples of forward-looking statements in this news release include, but are not limited to, our 2023 fiscal year outlook for domestic same store sales growth, SG&A expense, stock-based compensation expense, depreciation and amortization, and unit growth. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks, and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

When considering forward-looking statements in this news release or that we make in other reports or statements, you should keep in mind the cautionary statements in this news release and future reports we file with the SEC. New risks and uncertainties arise from time to time, and we cannot predict when they may arise or how they may affect us. Any forward-looking statement in this news release speaks only as of the date on which it was made. Except as required by law, we assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Media Contact
Megan Sprague
972-331-9155
Media@wingstop.com

Investor Contact
Ashley Firlan
IR@wingstop.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	December 31, 2022	December 25, 2021
Assets
Current assets
Cash and cash equivalents	$184,496	$48,583
Restricted cash	13,296	3,448
Accounts receivable, net	9,461	6,993
Prepaid expenses and other current assets	4,252	4,928
Advertising fund assets, restricted	15,167	6,197
Total current assets	226,672	70,149
Property and equipment, net	66,851	54,503
Goodwill	62,514	56,877
Trademarks	32,700	32,700
Customer relationships, net	9,015	10,302
Other non-current assets	26,438	24,672
Total assets	$424,190	$249,203
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$5,219	$5,414
Other current liabilities	34,726	28,070
Current portion of debt	7,300	—
Advertising fund liabilities	15,167	6,197
Total current liabilities	62,412	39,681
Long-term debt, net	706,846	469,394
Deferred revenues, net of current	27,052	28,024
Deferred income tax liabilities, net	4,180	7,432
Other non-current liabilities	14,561	14,197
Total liabilities	815,051	558,728
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,932,668 and 29,837,454 shares issued and outstanding as of December 31, 2022 and December 25, 2021, respectively	300	299
Additional paid-in-capital	2,797	463
Retained deficit	(393,321)	(310,031)
Accumulated other comprehensive loss	(637)	(256)
Total stockholders' deficit	(390,861)	(309,525)
Total liabilities and stockholders' deficit	$424,190	$249,203

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Fiscal Quarter Ended		Year Ended
	December 31, 2022	December 25, 2021	December 31, 2022	December 25, 2021
	(Unaudited)	(Unaudited)
Revenue:
Royalty revenue, franchise fees and other	$47,137	$33,106	$158,614	$130,676
Advertising fees	35,339	21,857	119,011	81,529
Company-owned restaurant sales	22,391	17,065	79,896	70,297
Total revenue	104,867	72,028	357,521	282,502
Costs and expenses:
Cost of sales (1)	17,098	14,724	63,395	57,416
Advertising expenses	37,111	22,429	123,069	83,989
Selling, general and administrative	18,339	18,023	67,061	62,895
Depreciation and amortization	3,289	2,564	10,899	7,943
Loss (gain) on disposal of assets	159	70	1,164	(3,497)
Total costs and expenses	75,996	57,810	265,588	208,746
Operating income	28,871	14,218	91,933	73,756
Interest expense, net	5,310	3,754	21,230	14,984
Loss on debt extinguishment and financing transactions	—	—	814	—
Other (income) expense	192	(113)	573	(135)
Income before income tax expense	23,369	10,577	69,316	58,907
Income tax expense	5,773	3,681	16,369	16,249
Net income	$17,596	$6,896	$52,947	$42,658

Earnings per share
Basic	$0.59	$0.23	$1.77	$1.43
Diluted	$0.59	$0.23	$1.77	$1.42

Weighted average shares outstanding
Basic	29,924	29,831	29,893	29,769
Diluted	30,003	29,970	29,963	29,944

Dividends per share	$0.19	$0.17	$4.72	$0.62

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, and excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Fiscal Quarter Ended
	December 31, 2022		December 25, 2021
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$7,732	34.5%	$7,816	45.8%
Labor costs	5,447	24.3%	4,250	24.9%
Other restaurant operating expenses	4,457	19.9%	3,029	17.7%
Vendor rebates	(538)	(2.4)%	(371)	(2.2)%
Total cost of sales	$17,098	76.4%	$14,724	86.3%
Pre-opening expenses (1)	134	0.6%	276	1.6%
Cost of sales (excluding pre-opening expenses)	16,964	75.8%	14,448	84.7%

(1)	Pre-opening expenses are incurred in conjunction with the opening of a new restaurant and are included within Other restaurant operating expenses in the table above.

	Fiscal Year Ended
	December 31, 2022		December 25, 2021
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$30,579	38.3%	$31,496	44.8%
Labor costs	19,234	24.1%	16,022	22.8%
Other restaurant operating expenses	15,380	19.3%	11,457	16.3%
Vendor rebates	(1,798)	(2.3)%	(1,559)	(2.2)%
Total cost of sales	$63,395	79.3%	$57,416	81.7%
Pre-opening expenses (1)	935	1.2%	484	0.7%
Cost of sales (excluding pre-opening expenses)	62,460	78.2%	56,932	81.0%

(1)	Pre-opening expenses are incurred in conjunction with the opening of a new restaurant and are included within Other restaurant operating expenses in the table above.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31, 2022	December 25, 2021	December 31, 2022	December 25, 2021
Domestic Franchised Activity:
Beginning of period	1,631	1,461	1,498	1,327
Openings	50	38	187	170
Closures	(1)	(1)	(4)	(2)
Acquired by Company	(2)	—	(3)	(3)
Re-franchised by Company	—	—	—	6
Restaurants end of period	1,678	1,498	1,678	1,498

Domestic Company-Owned Activity:
Beginning of period	42	32	36	32
Openings	—	4	5	7
Closures	(1)	—	(1)	—
Acquired by Company	2	—	3	3
Re-franchised to franchisees	—	—	—	(6)
Restaurants end of period	43	36	43	36

Total Domestic Restaurants	1,721	1,534	1,721	1,534

International Franchised Activity:
Beginning of period	225	180	197	179
Openings	13	18	45	34
Closures	—	(1)	(4)	(16)
Restaurants end of period	238	197	238	197

Total System-wide Restaurants	1,959	1,731	1,959	1,731

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31, 2022	December 25, 2021	December 31, 2022	December 25, 2021
Net income	$17,596	$6,896	$52,947	$42,658
Interest expense, net	5,310	3,754	21,230	14,984
Income tax expense	5,773	3,681	16,369	16,249
Depreciation and amortization	3,289	2,564	10,899	7,943
EBITDA	$31,968	$16,895	$101,445	$81,834
Additional adjustments:
Loss on debt extinguishment and financing transactions (a)	—	—	1,124	—
Loss (gain) on disposal of assets (b)	159	70	1,164	(3,497)
Consulting fees (c)	450	425	875	425
Stock-based compensation expense (d)	2,082	2,808	4,200	9,631
Adjusted EBITDA	$34,659	$20,198	$108,808	$88,393

(a)     Represents costs and expenses related to the refinancing of our securitized financing facility and payment of a special dividend; all transaction costs are included in Loss on debt extinguishment and refinancing transactions with the exception of $310,000 during the fiscal year ended December 31, 2022 that is included in Selling, general and administrative on the Consolidated Statements of Operations.
(b)     Represents a loss (gain) resulting from the sale of assets to a franchisee. The loss (gain) is included in Loss (gain) on disposal of assets on the Consolidated Statements of Operations.
(c)     Represents costs and expenses related to consulting projects to support the Company's strategic initiatives, which are included in Selling, general and administrative on the Consolidated Statements of Operations.
(d)     Includes non-cash, stock-based compensation.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(amounts in thousands, except per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31, 2022	December 25, 2021	December 31, 2022	December 25, 2021
Numerator:
Net income	$17,596	$6,896	$52,947	$42,658
Adjustments:
Loss on debt extinguishment and financing transactions (a)	—	—	1,124	—
Loss (gain) on disposal of assets (b)	159	70	1,164	(3,497)
Consulting fees (c)	450	425	875	425
Tax effect of adjustments (d)	(146)	(119)	(759)	737
Adjusted net income	$18,059	$7,272	$55,351	$40,323

Denominator:
Weighted-average shares outstanding - diluted	30,003	29,970	29,963	29,944

Adjusted earnings per diluted share	$0.60	$0.24	$1.85	$1.35

(a)Represents costs and expenses related to the refinancing of our securitized financing facility and payment of a special dividend; all transaction costs are included in Loss on debt extinguishment and refinancing transactions with the exception of $310,000 during the fiscal year ended December 31, 2022 that is included in Selling, general and administrative on the Consolidated Statements of Operations.
(b)Represents a loss (gain) resulting from the sale of assets to a franchisee. The loss (gain) is included in Loss (gain) on disposal of assets on the Consolidated Statements of Operations.
(c)Represents costs and expenses related to consulting projects to support the Company's strategic initiatives, which are included in Selling, general and administrative on the Consolidated Statements of Operations.
(d)Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 24% for the periods ended December 31, 2022 and December 25, 2021, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.